Geospatial Holdings, Inc. 8-K

Exhibit 99.2

News Release

Contact:
Pace Global Energy Services, LLC
Dan Sullivan, Marketing Director
+1-703-539-1146

Geospatial Enters Into Settlement Agreement with Investor Group and Announces Leadership Succession Plan

PITTSBURGH, PA April 13, 2011 /PRNewswire/ -- Geospatial Holdings, Inc. (OTC Bulletin Board  “GSPH”) (Geospatial) has entered into a settlement agreement with 29 investors that purchased shares of the Company’s capital stock in private placements in October and December 2009 and March 2010. The investors had threatened to file a lawsuit against Geospatial and its officers relating to their purchases of $5.5 million of capital stock issued in connection with the offerings.

The Company’s Board of Directors unanimously approved the settlement agreement. While disputing all claims of misconduct by the Company’s officers, the Board concluded that Geospatial would be unable to raise essential equity capital if the Company did not enter into the settlement agreement. Further, the Board concluded that without new equity capital the Company would be unable to continue its business as a going concern resulting in a complete loss of investment value for all of the Company’s shareholders.

The investors have agreed not to pursue their claims for a period of 120 days during which the Company plans to raise additional equity capital. Provided the Company raises at least $5 million in new equity capital before the expiration of 120 days, the investors have agreed to forever waive their right to pursue their claims against the Company and it officers, except in the event the Company files for bankruptcy. Following the closing of an equity offering of at least $5 million, the Company has agreed that the investors will be granted additional shares of Geospatial stock.  Each such investor will be granted additional shares so that the aggregate number of shares issued to such investor related to the offerings and the settlement  will equal the investor’s aggregate investment in the offerings divided by the per share price at which the Company effects its anticipated offering.  Thus, the investors will be treated as if they had purchased all of their shares at the same offering price to be established in the upcoming offering.

- MORE -

Other unaffiliated investors purchased $6.4 million of Geospatial capital stock in the October 2009 through March 2010 private placements.  While these investors have not raised allegations of misconduct against the Company or its officers, the Company’s Board of Directors has concluded that such investors should be treated equitably with the investors that are party to the settlement agreement. Accordingly, the Company plans to offer all such investors settlements consistent with the terms outlined above.

Mr. Smith has agreed to resign his position as Chairman and Chief Executive Officer and step-down from the Company’s Board of Directors upon closing of the anticipated capital raise. At that time, the Board intends to appoint David Dresner to succeed Mr. Smith as CEO. Further, Timothy Sutherland would become non-executive Chairman of the Company’s Board of Directors, while Thomas Ridge will continue to serve as a member of the Board. Mr. Dresner is the former CEO of Statoil Energy (a division of StatoilHydro) and a 20 year veteran of Pricewaterhouse Coopers where he served as Office Managing Partner. Mr. Sutherland is the Chairman and CEO of Pace Global Energy Services, LLC, a leading energy consulting and management company.

“Speaking for myself and the Board, we are excited about the opportunities that lie ahead. Reduct, Geospatial and key stakeholders have invested a great deal of time and effort to realign the Company’s operations and formulate a business model that provides a path for economic success.  Under its new leadership, Geospatial will be well positioned to capitalize on the rapidly growing market opportunity for mapping underground infrastructure” said Timothy Sutherland.

About Geospatial Holdings, Inc.

Geospatial Holdings, Inc. utilizes proprietary technologies to determine the accurate location and position of underground pipelines, conduits and other underground infrastructure data allowing Geospatial to create accurate three-dimensional (3D) digital maps and models of all underground infrastructure. Our website is www.GeospatialHoldings.com.

GeoUnderground, the company's powerful (GIS) geographic information system database enables users to view and utilize this 3D pipeline mapping information securely from any desktop or via a standard browser. GeoUnderground seamlessly integrates with all known technologies gathering above-ground geo-referenced digital information and all standard GIS databases.

Licensed users, for the first time, have available to them a suite of technologies allowing them to collect data and create highly accurate 3D maps and models of both above-ground and below-ground infrastructure and view and share this invaluable information in a secure manner with their peers and associates anywhere in the world through a conventional browser via the internet.

Geospatial provides proprietary data acquisition technologies which accurately locate and map underground and above ground infrastructure assets such as pipelines and surface features and manages that data via its GeoUnderground web-based portal.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. The Company makes forward-looking statements in this news release that represent the Company's beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to the Company and on management's beliefs, assumptions, estimates and projections and are not guarantees of future events or results. When used in this document, the words "anticipate," "estimate," "believe," "plan," "intend," "may," "will" and similar expressions are intended to identify forward looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the "Risk Factors" section of the Company's Annual Report on Form 10-K. for the year ended December 31, 2009 and in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's Report on Form 8-K filed with the Commission. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, we do not assume a duty to update forward-looking statements whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

SOURCE: Geospatial Holdings, Inc.